Exhibit 99.3

10-Sep-2018
Science Applications International Corp.
(SAIC)
Acquisition of Engility Holdings Inc by Science Applications International Corp Call

CORPORATE PARTICIPANTS
Anthony J. Moraco
Chief Executive Officer, Science Applications International Corp.
Charles A. Mathis
Chief Financial Officer, Science Applications International Corp.
Nazzic S. Keene
Chief Operating Officer, Science Applications International Corp.
Shane P. Canestra
Director of Investor Relations, Science Applications International Corp.
Lynn Dugle
President, Chief Executive Officer, Engility Holdings, Inc.

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OTHER PARTICIPANTS

Sheila Kahyaoglu
Analyst, Jefferies LLC
Edward S. Caso
Analyst, Wells Fargo Securities LLC

Brian Ruttenbur
Analyst, Drexel Hamilton LLC
Jonathan Raviv
Analyst, Citigroup Global Markets, Inc.

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MANAGEMENT DISCUSSION SECTION

Shane Canestra:

Good morning, and thank you for joining us on rather short notice to discuss an important announcement that SAIC released earlier this morning. This morning SAIC and Engility issued a joint press release announcing SAIC's intention to acquire Engility. This press release and presentation slides to be utilizing conjunction with today's call and you find at investors.saic.com.

Please take a moment to obtain the presentation slides as we intend to utilize them significantly during this call. We have filed a Form 8-K regarding this announcement and I ask that you refer to that filing as well. Additionally, we've also distributed separate press release announcing our results for the second quarter of fiscal year 2019. I encourage you to review that release as we also discussed those results during the call.

We have a lot of approximately one hour for this call so we ask that participants limit themselves to one question and then we answer the question queue if time permits. Joining me today to discuss the intended acquisition are SAIC's CEO; Tony Moraco, COO; Nazzic Keene, and CFO; Charlie Mathis. We are also joined by Lynn Dugle, Chairman of the Board, President and Chief Executive Officer of Engility.

Please note that we may make forward-looking statements on today's call that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from statements made on this call as more fully described on slide 2. I refer you to SEC filings of both SAIC and Engility for a discussion of these risks including the risk factors section of annual reports on Form 10-K and quarterly report on Form 10-Q.

In addition, the statement represents our views as of today and subsequent events may cause our views to change. We may elect to update the forward-looking statements at some point in the future, but we specifically disclaim any obligation to do so.

As you turn to page 6 of the presentation slides, it is my pleasure to introduce SAIC's CEO, Tony Moraco.

Anthony J. Moraco

Good morning, and thank you for joining us to discuss the strategic move that SAIC has taken in the federal government services market. This morning we announced our intention to acquire Engility in a value creating opportunity for shareholders, customers and employees of each company. I'm excited to host this call along with Charlie, Nazzic and Lynn Dugle.

As detailed in the press release, SAIC intend to acquire Engility to accelerate both company's long term strategies and unite two leading government services providers. It's all equity-based transaction is valued approximately
$2.5 billion and is subject to regulatory and customary closing requirements. With $6.5 billion in pro forma last 12 months' revenues and approximately 23,000 employees, the combination of SAIC and Engility will be a powerful force in the marketplace. Over a large array of benefits in this transaction, it is rooted in three equally important strategic tenets.

First, this transaction will combine two leading government services providers with highly complementary capabilities, customers and cultures. The combination of these two well-known and respected companies creates the second largest pure play government technical services provider. Second, this compelling combination accelerates both company's long term strategies, creating market sub-segments, scale and strategic business areas of national interest. This acquisition is another step in the execution of SAIC's long term strategy, Engility 2025 by accelerating development of a comprehensive range of innovative solutions and services with a broader diversified customer portfolio and improved competitiveness. Thus both companies approach this partnership, it became clear the companies will be stronger together and a combined enterprise within each other's interest. The combined company is positioned for growth is accelerated as Engility's market access to include but not limited to important intelligence and space customers, it's highly complementary to SAIC strong IT and mission focused offerings to ride customers a full suite of technical services. Third, we expect to enhance shareholder value through improve cash flow and margin profile driven by cost synergies and increased growth enabled by greater customer access with more competitive and differentiated solutions. The combination of these two complementary businesses will accelerate each company's growth strategy to an improved market presence and annual net cost synergies to increase competitiveness.

To accelerate revenue growth, increase profitability and greater cash flow generation, this transaction provides an opportunity for significant long-term shareholder value creation. Slide 7 please; explain the strategic rationale, this transaction will create a leading technology and greater government services for $6.5 billion in pro forma last 12 months revenues.

The two complementary organization, strategies and cultures are expected to broaden customer reach, provide additional opportunities to capture market share and expand employee create opportunities. To include my businesses will create a further diversified portfolio with continued focus on performance to deliver a comprehensive range of innovative services and solutions for our customers.

And as per portfolio of diverse customers and contract types, provides balance and flexibility, but not only take advantage of near-term market opportunities in this improve federal market environment, but also provide downside protection against perturbations in the longer term funding profiles of individual customers. The powerful combination of SAIC and Engility creates a compelling financial profile and opportunities for shareholder value creation. With the pro forma last 12 months adjusted EBITDA margin profile of 9% after full realization of projected net cost synergies. This transaction is expected to improve SAIC's profitability profile. With improved pro forma annual free cash flow, a strong balance sheet, and a reasonable leverage profile, we will continue to have flexibility for future shareholder value creation including the payment of our quarterly dividend. We've taken a hard look at potential synergies and identified $75 million of expected annual run rate net cost synergies that enables improved profitability and competitiveness due to lower indirect cost structure. Charlie will expand on profitability and cost synergies in a few minutes.

All the rationales I just discussed contribute to the underlying objectives by both SAIC and Engility to create value for shareholders. This transaction provides opportunity, a greater opportunity for revenue and earnings growth and upside from projected revenue synergies. These transactions compelling to give the natural alignment of our long-term strategy Ingenuity 2025 and Engility existing business strategy. To discuss the transaction from the Engility's viewpoint, I'd like to turn the call over to Lynn Dugle. Lynn, thanks for joining us today.
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Lynn Dugle

Thank you, Tony. And thank you for giving me the opportunity to share the excitement of the Engility board and the Engility leadership team. As we join our two companies together and give me the chance to share the Engility journey that has brought us to this very positive outcome. Many of you on the call have heard me say many times that I was not interested in an M&A deal that was primarily a scale or cost saving proposition. But that I would be intrigued by a combination of companies that had notable revenue synergy and the near-term ability to invest more in distinct and differentiated-solution. I've said I was not interested in scale for scale sake, but clearly understood that we were experiencing the best marketing conditions we've seen in a decade and adding the capacity to attack that market and pursue multiple large pursuits simultaneously could be an important advantage moving forward. So as the market continue to improve and the hard work successful market repositioning and the strong execution of the Engility team resulted in improved performance, we caught industry's attention and we received multiple expressions of interest from various parties. As we objectively evaluate – evaluated our strategic alternatives, it became very obvious that a combination with SAIC represented a superior option for our collective shareholders, customers and employees.

The coming together of our two companies represents a unique and very timely way for each company to accelerate the achievement of our strategic goals, take advantage of the positive budget environment and increase our joint ability to invest at a higher level while delivering sustained profitable growth. Engility is very proud to bring a broader space and Intel portfolio to SAIC and we are looking forward to bringing SAIC enhanced mission IT and logistics offerings to our customers. But perhaps the most important aspect of this transaction is that our two companies share not just complimentary business strategy, but very similar cultures, values and priorities. The combination of our two companies create an even stronger base of talent uniting two highly skilled work forces that share an unmatched commitment to serving our customers and making a difference for our country. As we look forward to successfully completing the deal early next year, the Engility team is focused on closing the year strong delivering on our commitments to all of our stakeholders and working with Tony, Nazzic, Charlie and the rest of the SAIC team to complete a smooth and very successful transition. Tony, back to you.

Anthony J. Moraco

Thank you, Lynn. Please turn to slide 8 of the presentation materials. With the transaction value of approximately
$2.5 billion including $900 million of Engility net debt at closing SAIC still issue Engility shareholders consideration of 0.450 SAIC shares for each share of Engility. On a pro forma basis current SAIC shareholders will own 72% and Engility shareholders will own 28% of SAIC at closing.

In this transaction, SAIC will be requiring tax attributes with a net present value of approximately $250 million excluding these tax attributes the implied transaction value is approximately $2.25 billion. While Charlie provide further details on the financial aspects we expect the acquisition of Engility to be immediately accretive to cash EPS excluding acquisition amortization and non-recurring costs.

With a full realization of the estimated net cost synergies of $75 million, pro forma adjusted EBITDA margins are expected to be 9%, a significant increase from our current EBITDA margin profile. The pro forma enterprise is expected to generate over $375 million of free cash flow annually also after [ph] forward utilization (00:11:47) of expected synergies. The financing commitment has been obtained to refinance Engility's existing credit facility and outstanding notes through incremental borrowings on SAIC's existing credit agreements.

With an initial pro forma leverage ratio at closing of 3.0 times, net debt-to-EBITDA, we are committed to maintain our existing credit rating and this balance sheet profile provides future flexibility. Our current dividend policy is expected to be unchanged post-closing.

With regards to corporate governance and executive management, I will continue to be in my current role as chief executive officer and Sandy Sanderson, SAIC's current chairman of the board will continue in that capacity. SAIC will expand its current board of directors by two additional board members to be selected from Engility's existing board of directors. This will bring the combined company board of directors to 11 members.

This transaction has been unanimously approved by both SAIC's and Engility board of directors. The part of the proposed transaction, awarding agreement is in place with two of Engility's larger shareholders, General Atlantic and KKR. Details can be found in our 8-K filing which contains the merger agreement.

Closing the subject to approval of – by – of both SAIC and Engility shareholders and customary regulatory approvals with an expected closing in the fourth quarter of SAIC's fiscal year 2019.

Please turn to slide 9. The combination of these two great companies creates a stronger, federal government services provider in today's marketplace. With pro forma last 12 month revenues of approximately $6.5 billion, SAIC takes an increased leadership position by operating as the number two in the peer set.

Slide 10 please. As I mentioned, one of the strategic tenants of this transaction is increased shareholder value to improve cash flow and margin profile driven by greater customer access with more competitive and differentiated solutions. Individually SAIC and Engility perform services for customers of notable size and importance to our country. SAIC's been very consistent in our remarks regarding our M&A evaluation filters and Engility's diverse customer and contract portfolio that our primary filter of new customer and greater market access.

As demonstrated on his page, while there are some common customers, this transaction provides both companies who access to new customers for each to have an opportunity to sell their capabilities into or to leverage each other's offerings into their existing customer base.

Although we do share certain customers, we often provide different mission capabilities in different geographic concentrations. These capabilities position us in the marketplace to provide leading solutions in space systems, training and simulation, data analytics and cyber solutions. Through this transaction SAIC is expanding our cleared workforce by approximately 50% significantly increase in our capacity to win larger scale national security contracts.

Both companies have outstanding reputations for program performance and those that operate on our market space understand that past performance is critical to protecting our current business or expanding and growing with new customers.

Please turn to slide 11. The combination of these two very complementary businesses provides a balanced profile for a customer mix perspective. Combining SAIC's more geared the heavy customer mix with Engility's Intel and federal civilian business creates a more diversified and balanced portfolio. In the pro forma portfolio of the cost plus contract content remains relatively consistent while adding a higher margin cost plus content of Engility.

Charles will you discuss some financial information?
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Charles Alexander Mathis

Thank you, Tony and good morning, everyone. Please turn to slide 12 which provides an overview of the pro forma financial profile. On a pro forma basis, this transaction creates a $6.5 billion government service market leader provides a transformational improvement in our margin profile when included the impact of run rate synergies and combines two of the industry leaders and free cash flow generation. Pro forma trailing 12 month revenues are $6.5 billion and pro forma adjusted EBITDA margins for the combined company excluding non- recurring costs are 7.8%. When factoring in the full run rate synergies of $75 million, the pro forma adjusted EBITDA margins approximate 9%, a 180 basis points improvement from our current margin profile.

In addition, the combined enterprise has a cash generation profile with pro forma trailing 12 months free cash flow generation in excess of $375 million after full realization of the expected synergies. This is an 80% increase from our last 12 months standalone free cash flow generation. This transaction is expected to be immediately cash EPS accretive excluding acquisition transaction cost and we expect low double digit cash EPS accretion including the projected full run rate net cost synergies.

Now turning to slide 13, let me cover the cost synergies. The two companies offer a tremendous opportunity for significant synergies. We have conducted a detailed analysis of potential cost savings enabled by the removal of redundant cost of potential cost savings, enabled by the removal of redundant cost, streamlining, build to market initiatives and facilities optimization.

We are projecting annual gross savings of approximately $150 million or 2.3% of combined revenues and net cost synergies of $75 million after factoring for the combined company's cost plus contract mix of approximately 50%.

We expect to fully realize the savings by the end of the second year. Also we believe that favorable revenue synergies are possible over time as a result of this transaction.

Turning to capitalization and capital deployment on slide 14. As Tony mentioned in his remarks this is an all-stock transaction in which we plan on repaying all of Engility's existing debt, through incremental borrowings under our existing credit facility. We have committed financing in place to refinance the debt and expect to maintain our current credit ratings. At closing we expect to have total pro forma debt of about $1.9 billion equating to a net leverage of 3.0 assuming full run rate of expected net cost synergies.

The pro-forma leverage ratio expected to be in line with our current SAIC net leverage ratio today. With projected strong pro forma annual free cash flow, and a reasonable leverage profile we expect to continue with our balanced capital deployment strategy, which includes continued payment of a quarterly dividend, mandatory debt repayment and return capital in excess of operating needs for shareholders in absence of higher return capital deployment opportunities.

With a strong balance sheet and the reasonable leverage at closing, we will continue to have flexibility for the future shareholder value creation. We expect to maintain an average operating cash balance in the $200 million range on average and over time and target an optimal capital leverage ratio 2.5 to 3.0 times.

Now if you turn to slide 15, We expect to maintain an average operating cash balance in the $200 million range on average and over time and a target an optimal capital leverage ratio of 2.5 times to 3.0 times.

Now will turn to slide 15 and I will cover our strong second quarter results. As Shane mentioned we issued a separate press release announcing our second quarter results and that release can be found on our website. Our second quarter revenues have approximately $1.1 billion reflect internal growth of 3.4% as compared to the second quarter of last fiscal year. Our fourth straight quarter of revenue growth was driven by the EPA end-user services and NASA OMES programs as well as increased orders within our supply chain portfolio. These revenue increases were partially offset by the completion of certain contracts and other net decreases across the portfolio.

Revenue growth on the year-to-date basis it's 5% and attributable to the same factors that drove the second quarter. Second quarter EBITDA was $84 million equating to 7.5% as a percentage of revenues driven by strong program performance and effective cost controls subsequent to the end of the second quarter. We received a partial stop work order for 90 days on the AAV program while the Marine Corps evaluate its strategic direction on amphibious assault vehicles. At the Marine Corps request we will continue to deliver a limited number of vehicles as the future plans for the program are being evaluated and we expect the decision on the program during our third quarter.

Net income for the second quarter was $49 million and diluted earnings per share was a $1.13 for the quarter. The effective tax rate for the quarter was approximately 23% slightly above our previously communicated expected full year rate of 20% to 22% although we still expect a full year tax rate to be within this range.

Second quarter operating cash flow and free cash flow where I use of $12 million and $24 million respectively. This was an improvement over last year and we expect cash flow to be close to zero this quarter due to additional payroll into income tax payments. Cash flow was also impacted by higher working capital usage in our platform integration business.

Day sales outstanding at the end of the quarter was 58 days. We expect our DSOs to return to the low 50s in the second half of the fiscal year within our normal operating range.

During the second quarter, we deployed $22 million of capital, consisting of $13 million in cash dividends and $9 million of term loan debt repayment. We did not make any share repurchases during the second quarter as we paused our repurchase program in contemplation of acquiring Engility.

Before moving on, I'm pleased to report that we have concluded remediation actions and cleared our previously disclosed material weaknesses during the second quarter. SAIC is committed to full compliance with regards to our business controls and our swift action on this issue is evidence of this commitment.

Contract award activity in the second quarter led to bookings of approximately $1.5 billion, which translates to book to bill of 1.4 for the quarter. Over the trailing 12 months, SAIC has reduced the book to bill ratio of 1.3, which is a strong leading indicator for low single digit internal revenue growth in fiscal year 2019 and beyond.

Now, let me turn to our full year outlook. With regards to fiscal year 2019 specifically and consistent with our previously communicated outlook for the year we expect revenue growth and margin improvement as measured by the EBITDA margins and free cash flow generation to be in line with our long-term targets and previously communicated outlook last quarter. Our announcement today to acquire Engility is another milestone in a long proud history of SAIC and its enduring mission to serve our country. The combination of these two great companies accelerates our long-term strategy meaningfully impacts our long-term financial profile and significantly increase its value to our shareholders.

Please turn to slide 16 as I turn it back over to Tony.
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Anthony J. Moraco

Thanks Charlie. Depicted our few milestones which you can anticipate as we jointly move towards a transaction closing in SAIC's fourth quarter. Each company will continue to operate as an individual company as they do today. We will be coordinating as appropriate on transition activities and integration planning. You'll see various SEC and regulatory filings from SAIC and Engility to make progress in these activities. We anticipate conducting an Investor Day to be followed by shareholder votes by each company as we approach closing of the transaction. As a schedule these events becomes available, we will notify you accordingly.

Please turn to slide 17, as I conclude our prepared remarks. I would like to reemphasize three points in regards to our announcement today. First, this transaction combines two leading government service providers with highly complementary capabilities customers and cultures. Second, this compelling combination accelerates both company's long-term strategies creating market sub-segment scale and strategic business areas of national interest such as a critically important areas of intelligence and space. And last we expect enhanced shareholder value to improve cash flow and margin profile driven by cost synergies and increased growth from greater customer access and more competitive and differentiated solutions. The time is right for this combination with an improving market environment and clear line of sight of how to achieve sustained profitable growth. We are very excited about our two companies becoming one compelling market for us. Both companies are passionately dedicated to solving our customers' most critical challenges and contributing to our nation's security. Again thank you for joining us on relatively short notice to discuss what we believe is a very compelling opportunity for our shareholders, our customers, and our employees. Lynn, Nazzi, Charles and I will now take your questions.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And we'll pause for a moment to allow everyone an opportunity to signal for questions. We'll take our first question from Krishna Sinhan from Vertical Research Partners.
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
I'll start. I believe that our book-to-bill profiles will be sustained if both companies have a very strong market presence, both carry a fairly large submit profile, waiting a word that is obviously a driver for the near term given our sale cycles-now run still 18 months to 24 months. So this next year's revenue profiles and book-to-bills will be largely predicated on existing submits from both firms, both of which I believe are very strong as we looked at through due diligence, the compatibility of our pipelines. There is a lot of opportunity for partnering continuing to advance the business as one, as we think about execution, we're very confident in the current submit profiles and the timing today [ph] and I've discussed it is critical that we're together now to be able to begin submitting against the market demands that are there today.

So we're positioned at for will likely be the mid or tail end of this more favorable market environment. So we want to be steady now on the opportunities in a slightly different profile being stronger together to maximize our opportunities as we think about the end of FY government FY 2019 going into 2020.
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Q
And then on your hardware programs, you know AAV being stopped here is a little bit of a surprise. How does this deal maybe augment your ability to go after the hardware – hardware programs like mobile protected firepower that you had been outlining, and are you still you know committed to being a hardware integrator as you have been you know in the recent past?
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Nazzic S. Keene Chief Operating Officer, Science Applications International Corp.	A
Hi. This is Nazzic. So yeah, so the – the partial stop work on AAV is something that we're you know we're working very closely with Marine Corps to fully understand the long-term strategy there. But as it relates to either the transaction or a long-term strategy, it remains intact. This is an important part of the business for us. It is an area that we believe will drive, drive sustain profitable growth in the months and years to come and we will continue to focus on that and invest in that.
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Q
Thank you.
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Operator: Moving on, we'll take our next question from Sheila Kahyaoglu from Jefferies.
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Sheila Kahyaoglu Analyst, Jefferies LLC	Q
Good morning, everyone, and congratulations on the deal. Tony, maybe can you comment on a one deal on the past five years I believe, how do we think about integration maybe the first three months after closed in February 2019 in the first year post the deal closure, maybe if you could walk through us through integration steps?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
Sure I will give you a kind of high level profile and we can cover more details on Investor Day as well little more clarity but as we look at the two businesses, we would expect that our ability to integrate is facilitated by strong alignment of the strategies that are already in place. Combined with the organizational structures that look very similar, our lines of business and business units are still very much organized around the defense sector, federal civilian agencies and intelligence and national security. So we see very strong alignment there, not a lot of disruption and/or let's say complication. So we expect the alignment is going in very strong. It should simplify the integration as again Lynn and I've discussed it. But we expect that it will actually facilitate our ability to have the business operating as one shorter time line than perhaps in some other transactions in the marketplace.

So I'm very comfortable that within that first 90 days, we'll have a lot of that alignment in place. We'll look at resourcing on our investment profiles given the fact that we'll have increased capacity, we look at our pipeline as one entity to look at what deals we would maybe shift resources to where we're better positioned now together.

So we will get those investment profiles and that again will be facilitated by the direct alignment of existing organizations and other pipelines blended. We've done a lot of that work through due diligence that we reconciled the puts and takes between the businesses. We found very stable way more synergies than we probably actually expected in part not just between the company customers but the fact that in some cases Engility is providing or bidding non-mission type services where we may be providing more IT type of data and contract execution. So I would think those again are complementary and should project more of a full service to those customers across that mission in IT domain. I have talked a lot about that in the past we want to maintain that balance because they've become very blended and the market opportunities in areas like modernization exist on both the IT side for the enterprises that we serve as well as on the mission systems that are critical for national security as the customers look very hard now under this new budget environment to accelerate their technology profile and regain some of that technical superiority that somebody we've got kind of lost in the past 5 years to 10 years.
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Q
Okay. Thank you and maybe just one more follow up if possible. You made lots of activity in the space, fairly lots of transactions. You mentioned Engility provides 50% higher clearances with the addition of their workforce. How does that kind of change the scope of your bid profile going forward or what is that opened up in terms of the market?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
It has a significant impact on SAIC's profile to bid into other agencies. One aspect is we've continued to message from the very beginning that the intelligence community has always been a target for us for M&A, in that it is a very tough market to grow organically if you don't have the people clearances and contract access in place and you can't get those once you have the contract vehicles. So that Catch 22 is just challenging, so M&A has been a target for us. We saw the opportunity here that in one transaction near-term, we could actually increase our presence in the various intelligence agencies with one transaction and multiple devices. We both have very strong positions already with the NRO, but our improvement in presence at the various other three letter agencies has dramatically improved from an SAIC perspective. And the fact that we have this large cadre of cleared workforce at different levels of clearance and access is critical in the intelligence community to be able to bid these larger contracts in this customer traditionally and continues to look at the subject matter expertise is very broad in the key personnel and verification that you actually have the cleared resources they acknowledge as well with the cleared workforce is limited. And unless you can actually deliver and have those assets on hand, they're very reluctant to shift and move their capabilities to a new contractor. So with this increase, we gain access to new intelligence agencies and it's facilitated in large part by the broad expansion of cleared workforce at multiple levels of clearances and accesses and look forward to be able to bid larger programs as a result of that.
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Q
Thank you.
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Operator: Moving on, we'll take our next question from Edward Caso from Wells Fargo.
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Edward S. Caso Analyst, Wells Fargo Securities LLC	Q
Good morning. Can you go over the OCI issues that you have please and how much revenue will have to be moved on?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
Yeah we have a – we have done a lot of work on the OCI side and we really see very limited conflicts, the Engility business, if you think about the core Intel business is very compatible with our Intel business that we have acquired with Scitor. So we're not crossing boundaries in the intelligence community, that has always been a key filter for us given we have to navigate that challenging environment so that and imparted limited our ability to go after certain Intel portfolios.

So we see very high compatibility there, a very limited OCI at a very immaterial level, a couple of contracts that you recognize that we just have to reconcile, we're doing maybe one or two things for certain customers and we recognize that in those cases where there is potential overlap that one of the opportunities will be significantly smaller than the other, and will be fairly easy to navigate that through either attrition or working with the customer to move that work dollars to both contracts.
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Q

I'm sorry I just hopped on the call, came in late, did you mention what the, what the top management structure is going to be post deal?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
I just mentioned that I'll continue to be the CEO, Sandy Sanderson will be the Chair and working with our Nozick and Lynn's team. We're working through structures of part integration, and how the two organizations will blend from our capabilities perspective, as always our focus is on the contract execution, mission continuity and so the program management level, the technical talent, the alignment of the customers is expected to be unchanged. We're looking to spend some time reconciling the – the senior management and corporate structures in part to make sure we can operate effectively and efficiently, capture the synergies appropriately, and then take best practices from both enterprises with the best talent that's available across the organization.
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Q
Again apologize if this was answered already. But, do you have the ability before the close to bid with a pro forma cap rate – wrap rate?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
No, I don't believe that's the case. We will run and bid under our independent current indirect rate structures. We won't have the opportunity. Once we close, we'll have a blended rate structure. We'll provide that information to the regulators, and then we'll be able to bid after close. But, we will not have the ability to – to put and serve bids or submit bids in advance to close on a blended rate basis.
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Q
Great. Thank you.
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Operator: Now, we'll take our next question from Jon Raviv from Citi.
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
I'm not going to talk about specific bids, Jon on – on which bids exactly I think as we go forward and I'll try to put that to the Investor Day, we'll probably give you more color on the existing portfolios we have in the key market sub-segments that we talked about. And it's not just the space in Intel portfolio, there's opportunities within the defense sector as well as federal civilian. We're looking to see how we can in fact consolidate and take advantage of capabilities and – and market channels that transfer in both directions between the firms. So it's little premature to say where we're going to shift those resources.

I think we'll be better prepared under the certain markets subsegments of the target of opportunities that will be you know at scale. I think it will be fairly clear given the public domain of what the opportunities are out there and we will be able to draw correlation to that but we're not going to talk about this with the contracts today.
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Q
Thanks. I'll stick to one and hop back in the queue.
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Operator: Moving on, we'll take our next question from Brian Ruttenber from Drexel Hamilton.
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Brian Ruttenbur Analyst, Drexel Hamilton LLC	Q
Yeah. Thank you very much, so a couple of questions. First of all, GA and KKR, the plans for a lockup, I know, they are out of their lockup or they're going into a new lockup with this transaction?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
No. There are no restrictions for GA or KKR as far as stock lockups or other ownership positions going forward.
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Brian Ruttenbur Analyst, Drexel Hamilton LLC	Q
Okay.
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
Pro-actively they own 7 – they own about 7% of the pro forma company each after close so I think that's an area we are able to navigate that without any lockup conditions in agreement.
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Brian Ruttenbur Analyst, Drexel Hamilton LLC	Q
Okay. And then if I could ask another follow-up question, actually two more, but is the, were you guys the high bid or best bid, can you talk a little bit about that, you've mentioned that there was competition for the Engility asset, but can you talk a little bit about the bid process?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
No. I can tell you that we are the best bid.
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Brian Ruttenbur Analyst, Drexel Hamilton LLC	Q
Okay. Okay. Fair enough that was the easy answer. And then last question. Your long-term targets you talked about integration with Engility where you can get to and a year to two down the road with Engility where are you going to get to and year or two down the road. And then you also talk about your own internal single-digit growth 10 basis point to 20 basis point margin expansion. Do you anticipate two years down the road to have those same kind of growth characteristics of single-digit growths with Engility and margin expansion from the kind of a pro forma basis?

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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
We looked at the future projections I would say that those long-term goals and objectives are in fact intact. As we've seen as the market dynamics move you moved a few points up or down like we're in a slightly favorable marketplace where we can – we've messaged before overachieved from say the last year's performance on the revenue side. A lot of market dynamics yet to play out. But I think in the government services sector you look at the macroeconomics. We're still in a low single digit government marketplace. We've got such a broad portfolio that it's a good correlation. There will be exceptions of where we think, again optimistically we can outperform that and get the acquired growth, [indiscernible] growth (00:42:34) by working together.

The margin profile then something that we've been trying to move our baseline from spin, this creates a substantial step function opportunity to move our margins to market median. Yet we even with that, we do expect our ability to continue on modest margin expansion in that 10 basis points to 20 basis points again each year slightly different. But I do expect that our long-term targets of low single digit growth and 10 basis points to 20 basis points of margin improvement to be sustained from year two and beyond.
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Q
Okay. Thank you.
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Operator: Moving now

We'll take our next question from Cowen. Karl your line is open. You may have yourself muted.
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Q
Yes.
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Operator: Again your line.
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Q
Yes, you've said you know you expect to achieve the synergies sooner than others. When do you expect to hit the
$150 million? What do you think it will cost you to get there? And how much of the net $75 million, are you likely to reinvest in terms of bidding proposal and other things?
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Charles A. Mathis Chief Financial Officer, Science Applications International Corp.	A
Hey, Kai. This is Charlie. Let me take that. So we anticipate within two years, we'll achieve the full run rate cost energies, the $75 million. By our fiscal year 2022, you'll see the full annual impact. We've done considerable work to identify these opportunities as I've discussed feel confident we can execute on at least half by the end of the first year, so that's our target half by the end of first year. We've also factored in cost to achieve the synergies and it's estimated at $75 million, 50% year one, 50% year two. Again we would anticipate identifying these as one- time costs and they wouldn't be included in the cash EPS that I've discussed.
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Q
Okay. Yeah. No, no, that's very helpful. And then – and then just sort of two related first. You know if you look at other integrations DSO's usually have extended. What are the key challenges you face in integrating these two companies? And what sort of accretion are we looking at. Because as I do the numbers, it looks like-

it's very very modestly accretive borrowing revenue synergies?
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Charles A. Mathis Chief Financial Officer, Science Applications International Corp.	A
Well, the cash EPS will be accretive from year one from day one. We expect if you factor in the full run rate cost synergies to be in the low double digit cash EPS accretion in year one.
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Q
Okay. And the key challenges; are you expect you can hold the DSOs for both of the organizations?
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Charles A. Mathis Chief Financial Officer, Science Applications International Corp.	A
The companies have both the top quota, I would say in DSOs, also a little bit better than Engility's. We think there's opportunities there for additional cash generation if we can move Engility's closer to our DSOs and that's what the intent would be and that's what we'd love to do going forward.
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Q
Terrific. Thanks so much.
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Operator: Moving on we'll take another question from Jon Raviv from Citi.
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Jonathan Raviv Analyst, Citigroup Global Markets, Inc.	Q
Thanks for taking the follow-up. Tony on the – in the prepared remarks you mentioned something about the larger company providing some downside protection from market perturbations. Is that some context for what you meant by that comment? Thank you.
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
I think it's really tied to the two year budget cycle that we continue to live with, with the government. I think there's expectations that we've got coming up by 2018, 2019 favorable budget driven a large part by the drive for innovation, modernization accelerate those technology developments that fit well into our strategy and our current capabilities. It's really, I think through, you think about 20% to 25% that range, that most expected, the current budget levels are not going to be sustained. And so that's more of steered budget environment but now a way back to sequestration but back to our flatter environment is more likely to occur. And so we believe that we can take advantage of the upside that exists near term and in turn be better positioned stronger to gather in a marketplace to navigate flatter budget environment or one that's slightly behind not a dramatic lead but probably slightly lower than the current FY 2018/FY 2019 profile that are out in the Budget Control Act and then subsequent budget deal.

Again we'll still need another deal year and half out. Sequestration is still – still in place. So it's really just pointing to the fact that with this diversification in our portfolio and the broad set of capabilities, it provides the downside protection from individual agencies, movement up or down, the priority shift from defense to domestic. And so it's really in that context John that we speak of being able to navigate that with higher confidence and stronger long term performance with those impact to the overall financial business as an enterprise.
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Q
Understood on that one. And then just a quick follow up. Does the – are you seeing any difference in your customer set now? There's been some concern that the civil side is a little bit weaker, some customers are less certain there? Anything, any trend to comment on there?
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
No. It's been pretty consistent and I think we get lot of compatibility with Engility on an overall basis. The pipelines have compatibility again in the context of mission and IT, so I think we're broadening and have insights to doing more services to our current customer what would be our current customers together and as we found in the past creates opportunity, we can call large scope contracts the IQ contracts that provide convenient mechanisms for customers to get at those services so increased capabilities combined with the broad scope of [ph] highly IQ which can give us more tangible market access in the near term. So I think the federal civilian side, again it's really an agency by agency, but you know pleased that so far the budget side at the macro level continues to be supported in both national security interests as well as federal civilian but it's an agency level and again there was occasion how it mitigate any potential change from one particular customer.
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Q
Thank you.
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Operator: Moving on, we'll take our next from Joe DeNardi from Stifel.
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Q
Hey, guys. This is John Ludwick for Joe DeNardi. First question is focused really on getting a sense of what's changed in the past say six months that made you more willing to go out there and make this deal, was there something in the market is that what's pushing this drive to get larger.
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Anthony J. Moraco Chief Executive Officer, Science Applications International Corp.	A
Well, first, it's not just to get larger but I think the market consolidations the real positioning you know will again the same story on we've got a market environment that's slightly improved. We're trying to move forward with the ability to establish near-term and long-term market positions. We've always talked about being biased to mid to larger deals as opposed to a lot of small tuck-in capabilities, so that we can take full advantage of our cost synergies, operations, the maturity of those companies tend to be one that fits well within our business from an integration perspective.

So overall, I think we're in a good position collectively as two companies coming together, I don't see any major challenges in that and we're going to be positioned in the marketplace. There's nothing that is a core driver although it's just part of our long-term acquisition strategy. We've looked at many deals over the years. Not a high volume buyer, but more strategic and we found that this one fit a lot of our filters. And then as we explored it in more detail, we are actually more and more confident that there were opportunities even beyond those that we first saw from a distance.

So very pleased with our ability to partner up with Lynn and her team to bring our technical talent together and really position ourselves as market leaders in the segments that we will like to serve and provide a broad diversification portfolio to our customers on our very strong financial profile that in large part the punch line on getting together is increased capacity for our ability to invest in the solutions that are necessary in this timeline, to invest in larger contracts that support the business as a whole and allow us then with the flexibility in part through the margin profile, the cash generation and in this case a very manageable leverage position. We maintained full flexibility to allow our organic growth to be very successful again driven by the solutions and the market access along with compliments on the acquisition side. As we look to try and continue balance the mission and IT and continue to access new customers and our new contract vehicles in the future.
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Q
All right.
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Operator: At this time that will conclude the question and answer session. I'd like to turn it back over to our speakers for any additional or closing remarks.
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Shane Canestra

Thank you very much for your participation this morning. We've previously had announced that we would release our second quarter results and conduct a conference call this Wednesday evening. Obviously with this morning's announcement and release of our second quarter results that call will not be necessary. We appreciate your interest and look forward to continued dialogue as we progress through the transaction. This concludes today's call.

No Offer or Solicitation
This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.
Additional Information and Where to Find It
In connection with the proposed acquisition of Engility, SAIC will file with the SEC a registration statement on Form S-4 to register the shares of SAIC common stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of SAIC and Engility seeking their approval of the proposed transaction.
WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SAIC, ENGILITY, AND THE PROPOSED TRANSACTION.
Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from SAIC at its website, www.saic.com, or from Engility at its website, www.engility.com.
Participants in Solicitation
SAIC, Engility, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of SAIC and Engility in connection with the proposed transaction. Information about SAIC’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 29, 2018 and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 25, 2018. Information about Engility’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 2, 2018, and the proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 13, 2018. Investors may obtain more detailed information regarding the direct and indirect interests of SAIC, Engility, and their respective executive officers and directors in the transaction by reading the preliminary and definitive joint proxy statement/prospectus regarding the transaction, which will be filed with the SEC.
Forward-Looking Statements
Certain statements in this written communication contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties concerning the proposed transaction between SAIC and Engility, SAIC’s and Engility’s expected financial performance, and SAIC’s and Engility’s strategic and operational plans. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” and similar words or phrases. Forward-looking statements in this written communication include, among others, statements regarding benefits of the proposed acquisition (including anticipated future financial operating performance and results), estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the forward-looking statements made in this written communication depending on a variety of factors, including: the possibility that the transaction will not close or that the closing may be delayed; the possibility that SAIC or Engility may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the risk that Engility will not be integrated successfully into SAIC following the consummation of the acquisition and the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the merger may not be fully realized or may take longer to realize than expected, diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from the acquisition, difficulties in entering markets in which we have previously had limited direct prior experience, the potential loss of customers and other business partners following announcement of the acquisition, our ability to obtain financing on anticipated terms, compliance with new bank financial and other covenants, assumption of the known and unknown liabilities of the acquired company, recordation of goodwill and nonamortizable intangible assets subject to regular impairment testing and potential impairment charges, incurrence of amortization expenses related to certain intangible assets, assumption that we will enjoy material future tax benefits acquired in connection with the acquisition, developments in the U.S. government defense and intelligence community budgets, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to retain and obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues, including in relation to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this written communication. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors, nor can we predict the impact of each such factor on the proposed transaction or the combined company. For further information concerning risks and uncertainties associated with our business, please refer to the filings on Form 10-K, 10-Q and 8-K that we or Engility make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our and Engility’s Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.investors.saic.com or Engility’s web site at www.engility.com.
All information in this written communication is as of the date hereof. SAIC and Engility expressly disclaims any duty to update any forward-looking statement provided in this written communication to reflect subsequent events, actual results or changes in SAIC’s or Engility’s expectations. SAIC and Engility also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.